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                                                                    EXHIBIT 99.1

news release                                                      [TENNECO LOGO]








          Contacts:                Jane Ostrander
                                   Media Relations
                                   847 482-5607
                                   jostrander@tenneco.com

                                   Leslie Hunziker
                                   Investor Relations
                                   847 482-5042
                                   lhunziker@tenneco.com



             TENNECO ELECTS MITSUNOBU TAKEUCHI TO BOARD OF DIRECTORS

LAKE FOREST, ILLINOIS, JANUARY 17, 2006 - Tenneco (NYSE: TEN) today announced the election of Mitsunobu (Tony) Takeuchi to the company's board of directors, expanding the board to 11 members.

"We are very pleased to add Mr. Takeuchi to our board with his wealth of international automotive experience in both the aftermarket and original equipment markets," said Mark P. Frissora, chairman, CEO and President, Tenneco. "Tenneco will benefit from his global perspective, vast knowledge and outstanding business judgment, particularly as we continue to capture global opportunities and grow our business with a diversified customer base."

Mr. Takeuchi is chairman emeritus of DENSO International Americas, Inc., the North American arm of Japan-based DENSO Corp., a worldwide supplier of advanced automotive systems and components. During his more than 40-year association with DENSO, he was instrumental in expanding the company's international business and directly helping DENSO become the world's third largest automotive supplier.

He joined DENSO in 1964 and rose through a series of sales and general management positions in Japan and North America, with experience in both the original equipment and aftermarket. In 1997, he became President and Chief Executive Officer, DENSO International Americas, Chairman and Chief Executive Officer in 2002, and Chairman Emeritus in 2004.

In 2001, Automotive Industries magazine named Mr. Takeuchi to its list of "100 Most Influential People in the North American Automotive Industry" and in 2003, he was named "CEO of the Year" by Automation Alley, an organization representing high-tech businesses in Michigan.

Mr. Takeuchi is a director of the Economic Club of Detroit and the Motor Equipment Manufacturers Association; recent past director of the National Association of Manufacturers and the Original Equipment Suppliers Association; and is a member and past president of the Japan Business Society of Detroit.



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He earned a degree in international trading from Kanagawa University, Yokohama,
Japan.

Tenneco is a $4.2 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 18,400 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.















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